Exhibit 9.1

LUDUSON G INC.

- and-

GLAMOUROUS GROUP

HOLDING LIMITED

SHARE EXCHANGE

AGREEMENT

May 24, 2023

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EXCHANGE AGREEMENT This Exchange Agreement (this “Agreement”) is entered into as of May 24, 2023, by and among LUDUSON G INC. a corporation incorporated under the laws of the state of Delaware, ("LDSN") and GLAMOUROUS GROUP HOLDING LIMITED, a corporation incorporated under the laws of the United Kingdom, (“Glamourous”) and the shareholders of Glamourous (the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a "Party" and collectively, as the "Parties."

WHEREAS, LDSN is a publicly traded corporation quoted on the OTC Markets (the "OTC");

WHEREAS, LDSN has one billion (1,000,000,000) shares of common stock authorized, of which 28,210,000 are issued and outstanding, and twenty million (20,000,000) shares of Series A Preferred Stock authorized, none of which are issued and outstanding. Glamourous's Shareholders are the record and beneficial owner of the number of shares of Glamourous Stock hereto;

WHEREAS, LDSN wishes to purchase from Glamourous and Glamourous wish to sell to LDSN, certain assets of Glamourous, in exchange for an aggregate of 320,000,000 newly issued shares of the common stock, $0.0001 par value, of LDSN (the "LDSN Stock") on the terms and conditions contained herein (the "Share exchange");

WHEREAS, Glamourous is engaged in the business of influencer management, commercial film production and online ecosystem development (the "Business");

WHEREAS, the Shareholders believe that the Share exchange is in the best interests of Glamourous and has agreed to enter into this Agreement as set out herein;

NOW, THEREFORE, in consideration of the covenants, premises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1 INTERPRETATION

1.1                Interpretation.     In this Agreement:

(a)             Definitions. In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms. Any agreement or document referred to below shall mean such agreement or document as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

(i)                  "affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person. A Person shall be deemed to "control" another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

(ii)                  "Applicable Laws" means, in respect of any Person, property, transaction, event or course of conduct, all applicable laws, statutes, regulations, rules, by-laws, ordinances, protocols, regulatory policies, codes, guidelines, official directives, orders, rulings, judgments and decrees of any Governmental Authority and includes the common law.

(iii)                 "Assets" means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, fixed or contingent, choate or inchoate, known or unknown, wherever located.

(iv)                "Assignment and Assumption Agreement" means the assignment and assumption agreement dated as of the Closing Date between Glamourous and LDSN, substantially in a form agreed to by LDSN and Glamourous.

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(v)                 "Bill of Sale" means the bill of sale provided from Glamourous for the Purchased Assets, substantially in a form agreed to by LDSN and Glamourous.

(vi)                "Business Day" means any day which is not a Saturday, Sunday or a day on which banks in Delaware are authorized by Applicable Laws or executive orders to be closed.

(vii)               "Claim" means a claim for indemnification by LDSN Indemnified Parties or the Seller Indemnified Parties pursuant to Section 7.1, 7.2 or 7.3, respectively.

(viii)              "Closing" means the completion of the purchase and sale of the Purchased Assets pursuant to this Agreement at the Closing Time.

(ix)                 "Closing Date" means the date of this Agreement.

(x)                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(xi)                 "Consent" means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with, any Person including, without limitation, any customer or Governmental Authority.

(xii)                "Contract" means any agreement, contract, option, license, instrument, obligation, commitment, arrangement, promise or undertaking, in each such case, whether written or oral and whether express or implied.

(xiii)               "Current Assets" of a Person at any date means all assets of the Person that would properly be classified in accordance with GAAP as current assets as of that date, after deducting adequate reserves in each case a reserve is proper, determined as of such date; provided, that if such Person is Glamourous, Current Assets shall only include current assets that are Purchased Assets.

(xiv)               "Direct Claim" means a Claim which originates pursuant to this Agreement and does not involve a Third Party Claim.

(xv)               "Employee Plan" means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by Glamourous for the benefit of any employee or with respect to which Glamourous has or may have any Liability.

(xvi)              "Encumbrance" means any security interest, pledge, lien, mortgage, charge, encumbrance, claim, condition, easement, covenant, warrant, equitable interest, option, purchase right, community property interest, right of first refusal, or other right of third parties or other restriction of any kind including, without limitation, any restriction on the exercise of any attribute of ownership (including any restriction on the use, voting, transfer or receipt of income related to any Asset).

(xvii)             "Governmental Authority" means any federal, state, local, municipal, foreign or other governmental or quasi- governmental authority including, without limitation, any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal).

(xviii)             "Governmental Charges" means all Taxes, levies, assessments, reassessments and other charges together with all related penalties, interest and fines, due and payable to any domestic or foreign government (federal, provincial, municipal or otherwise) or to any regulatory authority, agency, commission or board of any domestic or foreign government, or imposed by any court or any other law, regulation or rulemaking entity having jurisdiction in relevant circumstances.

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(xix)               "Guarantee" means any obligation of a Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

(xx)                "Hazardous Materials" means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead- containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(xxi)               "Indebtedness" means (i) the principal of and premium, if any, and interest in respect of any indebtedness for money borrowed or any obligations evidenced by notes or other instruments, (ii) capital lease obligations, (iii) obligations issued or assumed as the deferred purchase price of property or services and (iv) obligations in respect of surety bonds, letters of credit or other similar instruments.

(xxii)              "Intellectual Property" means: (i) all inventions, arts, processes, compositions of matter, business methods, developments and improvements (whether or not patented or the subject of an application for patent, whether or not patentable and whether or not reduced to practice); and all improvements thereto; (ii) all patents, pending patent applications and rights to file patent applications for the inventions referred to in (i) above; all patent disclosures and invention disclosures; and all rights of priority, reissue, divisional, continuation or continuation-in-part applications, revisions, extensions and re-examinations in connection therewith; (iii) all trade-marks, trade dress, logos, trade names, business names, corporate names and domain names; all translations, adaptations, derivations and combinations thereof; all goodwill associated therewith; and all applications, registrations and renewals in connection therewith; (iv) all copyrightable works and all copyrights; and all applications, registrations and renewals in connection therewith; (v) all mask works and all integrated circuit topographies; and all applications, registrations and renewals in connection therewith; (vi) all industrial designs; and all applications, registrations and renewals in connection therewith; (vii) all other intellectual and industrial property (whether or not registered or the subject of an application for registration and whether or not registrable); (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (ix) all common law, statutory and contractual rights to the property and rights referred to in this definition.

(xxiii)             "IRS" means the Internal Revenue Service.

(xxiv)             "Liability" means all liabilities of any kind whatsoever whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on a balance sheet including, without limitation, any direct or indirect Guarantee of any Liability of any other Person.

(xxv)              "Licensed Intellectual Property" means any Intellectual Property owned by a Person other than Glamourous and used by Glamourous pursuant to a license, sub-license, lease, sub-lease, royalty, conditional sale, strategic alliance or other similar arrangement in connection with the Purchased Assets.

(xxvi)            "Loss" means any loss, injury, liability, damage, cost, expense (including legal expenses) or deficiency of any kind or nature, whether direct, indirect or consequential, suffered or incurred by a party indemnified pursuant to the terms of this Agreement, in connection with any Claim made by it hereunder, including in respect of any proceeding, assessment, judgment, settlement or compromise relating thereto.

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(xxvii)           "Material Adverse Change" means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the business, operations or financial condition, property, assets, or liabilities (contingent or otherwise) of the Purchased Assets or that would prevent or significantly impede the sale of the Purchased Assets, Purchased Equity or the Purchased Membership Interest or the completion of the other transactions contemplated by this Agreement and the Transaction Documents.

(xxviii)           "Order" means any final and non-appealable award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any referee, arbitrator or mediator.

(xxix)             "Organizational Documents" means any certificate or articles of incorporation, formation or organization, by-laws, limited liability company operating agreement, certificate of limited partnership, business certificate of partners, partnership agreement, declaration of trust, constating documents or other similar documents.

(xxx)               "Owned Intellectual Property" means any Intellectual Property owned by Glamourous and used in carrying on the Purchased Assets.

(xxxi)              "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

(xxxii)             "Personal Information" means the type of information regulated by Applicable Laws and collected, used or disclosed by Glamourous in connection with the Purchased Assets, including information such as an individual's name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records, but does not include the name, title or business address or telephone number of an employee;

(xxxiii)            "Proceeding" means any action, claim, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, quasi-criminal, administrative, regulatory, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator.

(xxxiv)           "Purchase Price" has the meaning ascribed thereto in Section 3.1.

(xxxv)            "Purchased Assets" has the meaning ascribed thereto in Section 2.1.

(xxxvi)           "Glamourous Disclosure Schedule" means the disclosure schedules dated as of the date of this Agreement from Glamourous to LDSN in connection with this Agreement, and acknowledged by LDSN.

(xi)                 "Glamourous IP Assignment Agreements" means the Intellectual Property assignment agreement to be executed by the CEO of Tribal Rides in the favor of LDSN in a form agreed to by LDSN and Glamourous.

(xii)                "Tangible Personal Property" means all machinery, equipment, tools, furniture, fixtures, computer hardware, supplies, materials, servers, routers, desktop computers, laptop computers, fixed and mobile computer storage devices, mobile phones, personal digital assistants, network equipment, telephone systems, back-up systems, non- fixed media and all other computer and electronic equipment of any kind and other items of tangible personal property of every kind owned, leased or licensed by Glamourous (wherever located and whether or not carried on the books of Glamourous), together with all express and implied warranties by the manufacturers, sellers, lessors and licensors of such items or components thereof and all maintenance records and other documents relating thereto.

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(xiii)               "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs and governmental impositions or charges of any kind in the nature of, or similar to, taxes, payable to any federal, state, provincial, local or foreign taxing authority including, without limitation (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (b) interest, penalties, additional taxes and additions to taxes imposed with respect thereto.

(xliii)              "Tax Returns" means any return, report or information statement with respect to Taxes (including, but not limited to, statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the IRS or any other Governmental Authority including, without limitation, consolidated, combined and unitary tax returns.

(xliv)              "Third Party Claim" means a Claim by LDSN which originates by reason of a Person (other than LDSN) making a claim against the Purchased Assets.

(xiv)              "Transaction Documents" means this Agreement, the Glamourous Disclosure Schedule, the Bill of Sale, the Assignment and Assumption Agreement, the Consulting Agreement, the Glamourous IP Assignment Agreements and all other Contracts, instruments and certificates contemplated hereunder to be delivered by any party hereto at or prior to the Closing.

(b)             Headings. The inclusion of headings is for convenience of reference only and shall not affect the construction or interpretation hereof.

(c)             Gender and Number. Except where the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

(d)             Including. Where the word "including" or "includes" is used, it means including or includes "without limitation".

(e)             Material. Where the term "material" or "materially" is used, it shall be construed, measured or assessed on the basis of whether the matter would materially affect a party and its subsidiaries, taken as a whole, or would prevent or significantly impede the purchase or sale of the Purchased Assets or the completion of the other transactions contemplated by this Agreement and the Transaction Documents.

(f)              No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party proposing any such language.

(g)             Statutory References. A reference to a statute includes all rules and regulations made pursuant to such statute and, unless expressly provided otherwise, the provisions of any statute, rule or regulation which amends, supplements or supersedes any such statute, rule or regulation.

(h)             Currency. Except where expressly provided otherwise herein, all amounts are stated and shall be paid in United States dollars.

(i)              Time Periods. Except where expressly provided otherwise herein, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the following Business Day if the last day of the period is not a Business Day.

(j)              Accounting Principles. In this Agreement, except to the extent otherwise expressly provided, references to "GAAP", means, the generally accepted accounting principles in the United States so prescribed, recommended or promulgated from time to time by the Financial Accounting Standards Board, which are applicable as at the date on which any calculation made hereunder is to be effective. Unless otherwise defined herein, all financial terminology contained in this Agreement shall be interpreted in a manner which is consistent with GAAP. Notwithstanding anything to the contrary contained herein, in the event of an inconsistency or conflict between GAAP and any other accounting principles, practices or methodologies, GAAP shall prevail and govern to the extent necessary to remedy such inconsistency or conflict.

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(k)             Knowledge. All references to the term "Knowledge" in this Agreement and the Transaction Documents means collectively, the actual knowledge of the Shareholders, and each of them, Glamourous and LDSN (as applicable) together with the knowledge which any of them would have had if they had made inquiries and investigations into the relevant matter that a reasonably prudent officer or investor of a corporate entity would have made in similar circumstances.

1.2            Entire Agreement.     This Agreement and the Transaction Documents constitute the entire agreement between the Parties pertaining to the transactions contemplated by this Agreement and the Transaction Documents. There are no representations, warranties, covenants, agreements, conditions, indemnities or other provisions, whether oral or written, express or implied, collateral, statutory or otherwise, relating to the transactions contemplated by this Agreement and the Transaction Documents, except as expressly contained in this Agreement and the Transaction Documents and this Agreement and the Transaction Documents supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the Parties with respect to such subject matter.

1.3            Severability.     Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. The Parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as near as possible to that of the invalid or unenforceable provisions that it replaces.

1.4            Amendments; Waivers; Investigations.     Except as expressly provided otherwise herein, no amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless expressly provided otherwise herein. No investigation or waiver made by or on behalf of any Party shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any other Party pursuant to this Agreement or any Transaction Document.

1.5            Governing Law.     This Agreement will be governed by and any dispute arising out of or relating to this Agreement will be resolved in accordance with the laws of the State of California, without giving effect to conflict of laws principles.

ARTICLE 2 SHARE EXCHANGE

2.1            Share exchange from Glamourous.

(a)             Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Glamourous shall sell, convey, assign, transfer and deliver to LDSN, and LDSN shall acquire and purchase, free and clear of all Encumbrances, all right, title and interest in and to all of the Assets of Glamourous listed on Exhibit A and B to this Agreement existing on the Closing Date, and all of Glamourous’ rights, title and interest, as of the Closing Date, in and to any and all assets, properties, rights and claims of any kind or nature, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of any of Glamourous, whether now existing or hereinafter acquired, which relate to the Business or which are used or useful in or held for use in, or were acquired in connection with, the operation of the Business, excluding only the Excluded Assets (such assets, properties, rights and claims to be acquired hereunder, collectively, the "Purchased Assets"), free and clear of all Liens (except for Permitted Liens) and all claims against LDSN. Even if not listed on Exhibit A and B, the Purchased Assets shall include but not be limited to, the following:

(i)                  all Tangible Personal Property used by Glamourous in carrying on the Purchased Assets and together with all rights as of the Closing Date under all representations, warranties and guarantees made by suppliers, manufacturers and contractors to the extent related thereto;

(ii)                 any and all inventory, packaging, marketing materials, adverting materials, signage product samples, or other property owned by Glamourous or Glamourous' clients but that is currently in Glamourous' possession;

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(iii)                all rights of Glamourous to security deposits (whether real estate or personal property), claims for refunds (other than Tax refunds) and rights to offset in respect of such clients and/or customers of Glamourous, including all funds held for the benefit of or on behalf of any client or customer;

(iv)                any telephone, fax or vendor/payee number or email address owned by Glamourous and used in the Purchased Assets; and

(v)                 the goodwill of the Purchased Assets together with the exclusive right to represent LDSN as carrying on the Purchased Assets as successor to Glamourous and the right to use the name "Glamourous" or any variation thereof.

(vi)                any interest in or ownership of any websites or domain names used or owned by Glamourous;

(vii)              all of the following Assets to the extent that such Assets arise from, are related to or are concerning the Business/Assets of Glamourous listed on Exhibit A and B;

(A)                all licenses and distributor agreements;

(B)                 all right, title and interest of Glamourous in all Contracts which relate exclusively to the Purchased Assets, as set out in Schedule 2.1 to the Glamourous Disclosure Schedule (to the extent that such Contracts are assignable or transferable and subject to obtaining any necessary consents to such assignment or transfer) (collectively, the "Assumed Contracts");

(C)                 all right, title and interest of Glamourous to all of Glamourous' Intellectual Property, and all Licensed Intellectual Property and Owned Intellectual Property;

(D)                 all intangible property, including originals, and where such originals are not available, copies of all business and financial records (whether or not recorded on computer), including customer lists, prospect lists, business contacts, supplier lists, referral sources and all operating manuals, engineering standards and specifications and other information;

(E)                 all authorizations from Governmental Authorities or other permits of Glamourous, to the extent transferrable;

(F)                 all insurance benefits, including rights and proceeds, to the extent transferable to LDSN;

(G)                 all claims of Glamourous against third-parties, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(H)                 all rights, claims and credits, including all guarantees, warranties, indemnities and similar rights in favor of Glamourous;

(b)             Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following Assets of Glamourous existing on the Closing Date (collectively, the "Excluded Assets") are excluded from the Purchased Assets and shall remain the property of Glamourous after the Closing:

(i)                   all Retained Liabilities, which shall consist of 100% of the liabilities of Glamourous Group Holding;

(ii)                  all minute books, seals, equity record books and equity transfer records of Glamourous and Tax Returns and Tax records of Glamourous and the books and records of Glamourous;

(iii)                all personnel records and other records that Glamourous is required by law to retain in its possession;

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(iv)                all right, title or interest of Glamourous under any Contract, other than the Assumed Contracts;

(v)                 all commissions, trade accounts payable and all trade debts payable by Glamourous Group Holding;

(vi)                the right of Glamourous to claim for net refunds of income Taxes or gross receipts Taxes of Glamourous in excess of deficiencies for any period or with respect to any event, adjustment or occurrence prior to the Closing Date;

(vii)               prepaid Taxes, refunds of Taxes and Tax loss carry forwards including interest thereon or claims therefor for any period or portion thereof ending on or prior to the Closing Date;

(viii)              all insurance policies of the Glamourous to the extent not transferable;

(ix)                any refunds of insurance premiums with respect to any of Glamourous' insurance policies; and

(x)                  all rights of Glamourous under this Agreement, including with respect to the Purchase Price.

(c)             Agreement to Assume Liabilities. LDSN shall assume as of the Closing Date and shall pay, discharge and perform all obligations to be performed by Glamourous after, and not on, the Closing Date under the Assumed Contracts assumed under the terms of the Assignment and Assumption Agreement, which by the terms and conditions thereof are to be paid, discharged or performed at any time after, and not on, the Closing Date (the "Assumed Liabilities").

(d)             No Assumption of Retained Liabilities. LDSN shall not be liable for, or assume, any other liabilities or obligations of Glamourous other than the Assumed Liabilities. Notwithstanding anything to the contrary contained herein, and without limiting the foregoing, all of the following liabilities and obligations of Glamourous shall be considered "Retained Liabilities" for purposes of this Agreement:

(i)                   All liabilities and debts on the Glamourous balance sheet and all amounts owed to any third party for any reason;

(ii)                 any Liability or obligation relating to product Liability claims for products sold or services rendered by Glamourous;

(iii)                 all environmental Liabilities of Glamourous under Applicable Laws;

(iv)                any Liability or obligation which arises prior to or after the Closing Time in respect of the present or former employees, non-employee directors or other service providers of Glamourous or the spouses, dependents or beneficiaries thereof;

(v)                 any Liability or obligation of Glamourous to any of Glamourous' shareholders, members, directors, officers, managers or affiliates;

(vi)                 all Liabilities of Glamourous arising under, or with respect to, the Employee Plans;

(vii)                any Liability or obligation arising out of, or relating to, any Proceeding pending as of the Closing Date or any Proceeding commenced after the Closing Date to the extent arising out of, or relating to, any act or omission of Glamourous or any event, circumstance, condition occurring on or prior to the Closing Date;

(viii)               any Liability or obligation arising out of or resulting from noncompliance by Glamourous with any Applicable Law or any Order occurring on or prior to the Closing Date;

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(ix)                  any Liability or obligation of Glamourous with respect to Taxes;

(x)                   any Liability or obligation arising out of, or relating to, the Excluded Assets on or prior to the Closing Date;

(xi)                 any Liability or obligation under any Assumed Contract which arises after the Closing Date with respect to any breach or violation that occurred on or prior to the Closing Date;

(xii)                any Liability or obligation relating to or arising out of any Contracts of Glamourous other than the Assumed Contracts;

(xiii)                any Liability or obligation relating to, or resulting from, Glamourous Intellectual Property to the extent arising on or prior to the Closing Date;

(xiv)               any Liability or obligation based upon Glamourous' acts or omissions occurring after the Closing Date (other than those relating to LDSN's ownership of the Purchased Assets); and

(xv)                Governmental Charges for the period on or prior to the Closing Date; and

(xvi)               any Liability or obligation of Glamourous under this Agreement or any of the Transaction Documents contemplated hereby.

(e)             No Assumption of Liabilities for Glamourous Employees. Glamourous will continue to be responsible for and will discharge all obligations and Liabilities in respect of all employees of Glamourous, and LDSN shall have no Liability whatsoever to any employees of Glamourous prior to or after the Closing Date.

(f)              Post-Closing Payments. All payments and reimbursements made by any third party in the name of or to Glamourous in connection with or arising out of the Purchased Assets (other than payments relating to Excluded Assets or Retained Liabilities), shall be held by Glamourous in trust for the benefit of LDSN and, promptly, and in any event within three (3) Business Days, after receipt by Glamourous of any such payment or reimbursement, Glamourous shall pay over to LDSN the amount of such payment or reimbursement, together with all corresponding notes, documentation and information received in connection therewith.

(g)             Taxes.

(i)                   Glamourous shall be responsible for and shall pay on Closing all Taxes payable in respect of the sale and transfer of the Purchased Assets to LDSN. Glamourous and the Shareholders shall be responsible for all tax implications of the LDSN Shares issued pursuant to this agreement.

(ii)                  Glamourous and LDSN each agree, upon reasonable request from the other party, to cooperate fully in connection with the preparation and filing of any documents or Tax Returns with any Governmental Authority, and to use their commercially reasonable efforts to obtain any document from any Governmental Authority or any other Person as may be necessary or commercially advisable to mitigate, reduce or eliminate any Tax that could be imposed.

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(h)             Contracts. Prior the Closing, to the extent that specific assignments may be necessary or appropriate in respect of any of the Purchased Assets, and/or to the extent that any of the Purchased Assets are represented by certificates of title or other documents, then Glamourous will execute and deliver to LDSN any additional transfer documents, and shall endorse to and in the name of LDSN all certificates of title and other such documents, as may be necessary or appropriate and requested by LDSN to effect the full transfer to LDSN all of the Purchased Assets. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract if such assignment or transfer, or an attempt to make such an assignment or transfer, without the consent of a third party would constitute a material breach or materially affect adversely the rights of LDSN or Glamourous thereunder. To the extent that prior to the Closing Time, Glamourous has not obtained all necessary Consents required to assign or transfer any Assumed Contract to LDSN, Glamourous shall use its commercially best reasonable efforts to obtain such Consents as promptly as practicable thereafter. Until such Consents are obtained, Glamourous shall cooperate and shall cause its representatives to cooperate with LDSN in any arrangement designed to provide LDSN with the interests, rights and benefits of Glamourous under such Assumed Contract at no cost to LDSN in excess of the cost LDSN would have incurred, without modification to the terms of such Assumed Contract, if such Consent had been obtained. Nothing in this Section shall be deemed to constitute an agreement to exclude from the Purchased Assets any Assumed Contracts for which such Consents are not obtained; provided, however, that LDSN shall be responsible for, and shall promptly pay all reasonable costs and expenses of Glamourous to establish, implement, monitor, maintain, execute on, or cany into effect any such arrangement (including any reasonable costs and expenses incurred in connection with enforcing rights under any such Assumed Contract), which Glamourous shall not incur without LDSN's prior written consent, to the same extent as if such Assumed Contract bad been assigned or transferred at the Closing Time. The obligation of Glamourous to cooperate with LDSN set forth in this Section shall not require Glamourous to incur any expenses, liabilities or obligations or to provide any financial accommodation or to remain secondarily or contingently liable for any liabilities or obligations under any applicable Assumed Contract.

ARTICLE 3 PURCHASE PRICE AND PAYMENT

3.1            Purchase Price; Payment. As consideration for the Share exchange (the consideration listed in Section 3.1(a) shall be considered the "Purchase Price"):

(a)             LDSN agrees to issue to Glamourous three hundred twenty million (320,000,000) newly issued shares of the common stock, $0.0001 par value of LDSN (the "LDSN Stock"). In the aggregate, the shares of LDSN Stock issuable to the Shareholders will be approximately ninety-one and one tenths percent (91.9%) of the issued and outstanding capital stock of LDSN, as of and immediately after the Closing.

(b)             Each of Glamourous, LDSN and the Shareholders agree that this transaction is intended to qualify under Section 368(a)(l)(C) of the Internal Revenue Code as a tax free transaction, and each Party agrees to execute and deliver such documents as may be reasonably requested by another Party to effectuate such intent

3.3            Location and Time of the Closing. The Closing shall take place electronically at 11:59 p.m., EST, on the Closing Date, or such other time on the Closing Date as may be agreed upon in writing between LDSN and Glamourous (the "Closing Time").

3.4            Right of First Refusal. If LDSN shall choose to sell any Purchased Assets during the twelve (12) month period following the Closing, Glamourous and the Shareholders shall have a first right of refusal to purchase such Assets from LDSN at fair market value. Glamourous shall have a period of thirty days to elect to purchase the Assets related to the Purchased Assets, including the Purchased Assets. If Glamourous or the Shareholders do not exercise its right to purchase such Assets during the thirty day notice period, LDSN and/or LDSN shall have the right to sell such Assets.

3.5            Withholding Taxes. Notwithstanding any other provision in this Agreement, LDSN shall have the right to deduct and withhold Taxes from any payment to be made under this Agreement and any Transaction Documents if such withholding is required by any Applicable Laws and to collect all necessary Tax forms from Glamourous. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and any Transaction Document as having been delivered and paid to Glamourous.

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ARTICLE 4 DUE DILIGENCE

4.1            Acknowledgements of LDSN. LDSN acknowledges that:

a)               it has performed a due diligence investigation into the Purchased Assets, with the assistance of professional consultants;

b)              the due diligence investigation has been performed to the satisfaction of LDSN as regards form, extent and depth;

c)              none of the findings of the due diligence investigation or any information provided within the framework of that investigation has caused LDSN to refrain from entering into this Agreement on the terms and conditions as stated herein;

d)              it has had ample opportunity to investigate the information provided by Glamourous, and:

e)               it has been granted access to buildings, accounts and documents related to the Purchased Assets;

f)               it has been given an opportunity to ask questions to Glamourous on all issues which LDSN has deemed relevant in respect of (the entering into) this Agreement and that, in LDSN's opinion, these questions have been answered satisfactorily; and

g)              it has been able to discuss all matters which it deems relevant in respect of the Transaction.

All information provided by Glamourous to LDSN within the framework of the due diligence investigation, is accurate and no action was taken by Seller to hide or alter any information related to the Purchased Assets or the due diligence investigation. All information provided shall be considered disclosed. Consequently, without prejudice to any other provisions of this Agreement, (a) there will be no Claim and (b) the Seller will not be liable for any matter causing a Claim, insofar as LDSN was or should have been aware of a Claim on the Closing Date.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF GLAMOUROUS GROUP HOLDING

Glamourous represents and warrants to LDSN as follows and acknowledges that LDSN is relying upon the representations and warranties set forth below in connection with its purchase of the Purchased Assets.

5.1            Incorporation and Authority. Glamourous is a corporation, duly organized, validly existing and in good standing under the laws of the United Kingdom. Glamourous has all requisite power and authority to own or lease and operate its properties and assets and to carry on the provision of its services.

5.2            Power and Capacity.

(a)             Glamourous has the corporate power, authority and capacity to execute and deliver this Agreement and the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents.

(b)             Glamourous Majority Shareholders have taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party.

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(c)             This Agreement has been duly authorized, executed and delivered by Glamourous and the Glamourous Board of Directors and constitutes the valid and binding agreement of Glamourous and is enforceable against Glamourous in accordance with its terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other Applicable Laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)).

5.3            Conflicts; Consents. The execution and delivery by Glamourous of this Agreement and the Transaction Documents does not, and the consummation of the transactions associated with this Agreement and the Transaction Documents will not:

(a)             violate any provision of the Organizational Documents of Glamourous;

(b)             result in the creation of any Encumbrance upon the Purchased Assets, nor will it conflict with or result in a breach of, require a Consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any Person the right to terminate, accelerate or modify any obligation or benefit under, any Assumed Contract or by which the Purchased Assets are bound or affected;

(c)             result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any Applicable Law or Order applicable to the Purchased Assets. There is no pending or, to Glamourous' Knowledge, threatened Proceeding against Glamourous or any Glamourous Shareholder before any Governmental Authority, to restrain or prevent the consummation of the transactions contemplated under this Agreement and the Transaction Documents or that might affect the right of LDSN to own and control the Purchased Assets; and

(d)             violate the UCC lien filings on the assets of Glamourous; and

(e)             contravene any Applicable Law.

5.4             Properties and Assets. Glamourous is the owner of the Purchased Assets (other than Purchased Assets that are leased or licensed) with good and marketable title thereto, free of all Encumbrances (including from Taxes, other than Taxes not yet due and payable). No Glamourous Shareholder has any registered or beneficial interest in the Purchased Assets. Other than the UCC filings on the Purchased Assets, filed in the state of Delaware, there are no agreements or restrictions which in any way limit or restrict the transfer to LDSN of any of the Purchased Assets. Upon LDSN's payment of the Purchase Price, LDSN will own good, valid and marketable title to the Purchased Assets, free and clear of any and all Encumbrances and good and valid title to the Purchased Assets, free and clear of any and all Encumbrances, will pass to LDSN. LDSN shall not be liable in any way for any action taken with respect to the UCC lien on the Purchased Assets, and it shall be the Sellers' sole responsibility to discharge all UCC liens on the Purchased Assets.

5.5            Compliance with Laws. Glamourous is not now, and has never been in violation of any provision of any Applicable Law or order applicable to Glamourous related to the Purchased Assets. Glamourous has not directly or indirectly made any payment of funds to any person, or received or retained any funds from any person in violation of any Applicable Law related to the Purchased Assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Glamourous of, or a failure on the part of Glamourous to comply with, any Applicable Law in connection with the Purchased Assets. Glamourous has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law in connection with the Purchased Assets or any actual, alleged, possible or potential proceeding or obligation on the part of Glamourous to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with the Purchased Assets.

5.6            Consents and Approvals. No authorization, consent or approval of, or filing with or notice to, any Governmental Authority or other Person is required by Glamourous in connection with the execution, delivery or performance of this Agreement and the Transaction Documents or the completion of the transactions contemplated by this Agreement and the Transaction Documents. The transfer of the Purchased Assets will not violate any terms of the UCC lien filings related to the Purchased Assets.

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5.7            Licenses, Permits, Orders and Authorizations. No licenses, approvals, consents, ratifications, waivers, notices, registrations, qualifications, designations, filings, franchises, authorizations, security clearances and other permits of, to, from or with, any Governmental Authority are required under Applicable Laws to permit Glamourous to own, operate, use and maintain the Purchased Assets in the manner in which they are now operated and maintained.

5.9            No Undisclosed Liabilities. Glamourous does not have any Liability related to the Purchased Assets (and there is no basis for any present or future Proceeding giving rise to any Liability), Glamourous has no Indebtedness related to the Purchased Assets and has not provided any Guarantee for any Indebtedness related to the Purchased Assets. It is understood by Glamourous and the Shareholders that LDSN is not assuming any liabilities of Glamourous, and LDSN shall not be responsible or liable for the lien on the Purchased Assets, which shall be discharged by Seller prior to Closing.

5.10         Tax Matters.

(a)             Glamourous has timely filed all Tax Returns required Glamourous under all Applicable Laws pertaining to Taxes and to which Glamourous is subject and all such Tax Returns are accurate and complete in all respects.

(b)             Glamourous has have timely paid all Taxes in respect of the Purchased Assets and the Purchased Assets which are capable of forming or resulting in an Encumbrance on the Purchased Assets or of becoming a Liability or obligation of LDSN.

(c)             Any and all Liabilities of Glamourous for Taxes attributable to taxable years ending on or before the Closing Date, whether or not due as of the Closing Date, have been accrued as Liabilities on the Glamourous Financial Statements and shall be the responsibility of Glamourous and there are no Taxes outstanding as of the Closing Date.

(d)             No examination or audit of any Tax Return of Glamourous is in progress. All deficiencies proposed as a result of any examination or audit of any Tax Return filed by Glamourous has been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited.

(e)             There are no Proceedings pending against Glamourous in respect of any Taxes in respect of the Purchased Assets, nor has any such event been asserted or threatened against Glamourous.

(f)              There are no Encumbrances related to Taxes outstanding against any of the Purchased Assets other than for Taxes not yet due and payable.

5.11          Litigation. There is no Proceeding against or involving Glamourous (whether in progress or threatened) and no Proceeding has ever been commenced against Glamourous related to any Purchased Asset. No event has occurred which might give rise to any Proceeding and there is no Order of any Governmental Authority related to any Purchased Asset to which Glamourous is subject.

5.12          Corrupt Practices. Neither Glamourous nor, to the Knowledge of Glamourous, any officer, director, employee, advisor or agent of Glamourous, has made any payment, directly or indirectly, on behalf of or to the benefit of Glamourous, in violation of any Applicable Laws prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature with respect to the conduct of the Purchased Assets, including the Foreign Corrupt Practices Act (U.S.), and Glamourous has instituted and maintains policies and procedures designed to ensure continued compliance with such Applicable Laws.

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5.13          Contracts. Correct and complete copies of all written Contracts related to the Purchased Assets are disclosed in the Glamourous Disclosure Schedule. The Contracts disclosed in the Glamourous Disclosure Schedule represent all of the Assigned Contracts and each such Contract is a legal and valid obligation of Glamourous and;

(a)             each other Person party thereto, binding and enforceable against Glamourous and, each other Person party thereto, in accordance with its terms;

(b)             no such Contract has been terminated and neither Glamourous, nor, any other Person is in breach or default thereunder, no event has occurred that with notice or lapse of time, or both, would constitute a breach or default, or permit termination, modification in any manner adverse to Glamourous, or acceleration thereunder;

(c)             no party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under any such Contract except as expressly set forth in such Contract;

(d)             no party to any Assumed Contract intends to cancel, terminate or exercise any option under any Assumed Contract; and

(e)             Glamourous has not made any prior assignment of any Assumed Contract or any of its rights or obligations thereunder.

5.14          No Default. Glamourous is not in violation or breach of, or default under, and there exists no event, condition or occurrence which, with notice or passage of time or both, would constitute a default under, or give rise to any termination rights under, any provision of an Assumed Contract, license, concession, franchise, permit or grant with respect to the Purchased Assets.

5.15          Insurance. Glamourous has not and has never held any insurance policies in respect of the Purchased Assets.

5.16          Employee Plans. Glamourous currently does not and never has established an Employee Plan of any kind. Glamourous does not have any Liability with respect to any Person under an Employee Plan of any kind.

5.17          Intellectual Property.

(a)             Except for Licensed Intellectual Property, all Intellectual Property used, in whole or in part by Glamourous in connection with the Purchased Assets is Owned Intellectual Property.

(b)             The Glamourous Disclosure Schedule lists all Owned Intellectual Property that consist of trade marks and trade mark applications, trade names, certification marks, patents and patent applications, copyrights and industrial designs, the offices (if any) in which the same is registered (being the only offices where such registration is necessary to preserve the right thereto); and the applicable expiry dates of any registration.

(c)             The Glamourous Disclosure Schedule lists all Licensed Intellectual Property.

(d)             All Owned Intellectual Property is owned by Glamourous free and clear of Encumbrances, covenants, conditions, options to purchase and restrictions or other adverse claims or interests of any kind or nature.

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(e)             To the extent that any Intellectual Property used by, or developed on behalf of, Glamourous for use in connection with the Purchased Assets was created by an employee of, or independent contractor or consultant to, Glamourous, such Persons have each irrevocably assigned to Glamourous in writing all rights to such Intellectual Property; Glamourous has not received any notice or claim challenging ownership of or rights by Glamourous to such Intellectual Property or suggesting that such Person has any claim of legal or beneficial ownership or other claim or interest with respect thereto nor, is there a reasonable basis for such a claim.

(f)              All current and former directors, officers, employees, consultants and independent contractors of Glamourous have entered into enforceable confidentiality agreements with Glamourous in form adequate to protect the Owned Intellectual Property.

(g)             All rights to the Owned Intellectual Property or Licensed Intellectual Property are valid and enforceable. Glamourous has not received any notice or claim challenging or questioning the validity or enforceability of any Owned Intellectual Property or Licensed Intellectual Property. There is no Proceeding which is ongoing or, alleged (including any opposition, re-examination or protest) which might result in the Owned Intellectual Property being invalidated, revoked or the subject of a compulsory license. To the Knowledge of Glamourous, there is no Proceeding which is ongoing or alleged (including any opposition, re examination or protest) which might result in the Licensed Intellectual Property being invalidated or revoked or the subject of a compulsory license.

(h)             In the case of Licensed Intellectual Property, Glamourous has entered into valid and enforceable written agreements (the "License Agreements") pursuant to which Glamourous has been granted all licenses to develop manufacture, import, export, use, reproduce, sub-license, sell, offer for sale, or otherwise exploit the Licensed Intellectual Property to the extent required to operate all aspects of the Purchased Assets. All License Agreements are in full force and effect and neither Glamourous nor any licensor is in default of its obligations thereunder. Correct and complete copies of all License Agreements have been made available to LDSN.

(i)              All fees payable in respect of the maintenance of Owned Intellectual Property have been paid and all registrations and applications for registration of any Owned Intellectual Property are in good standing; Glamourous has prosecuted, and is prosecuting, such applications diligently. All fees payable in respect of the maintenance of the Licensed Intellectual Property have been paid and all registrations and applications for registration of any Licensed Intellectual Property are in good standing and, to the Knowledge of Glamourous, the licensors of the Licensed Intellectual Property have prosecuted, and are prosecuting, such applications diligently.

(j)              To the Knowledge of Glamourous, there has been no infringement of any other Person's rights to Intellectual Property and no facts exist which would reasonably lead to such infringement. Glamourous is not or has not been a party to Proceeding nor, to the Knowledge of Glamourous has any Proceeding been threatened, that alleges that the conduct of the Purchased Assets infringes any other Person's rights to the Owned Intellectual Property or the Licensed Intellectual Property. To the Knowledge of Glamourous, no Person has infringed or is infringing the right of Glamourous in or to any Owned Intellectual Property or Licensed Intellectual Property.

(k)             Glamourous is not a party to any agreement involving the grant by Glamourous to any Person of any right to the Owned Intellectual Property.

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5.18          Computer Systems. Schedule 5.18 to the Glamourous Disclosure Schedule sets out an accurate and complete list of all:

(a)             machinery, equipment, parts and accessories that is or includes computer or communications hardware owned or operated by or on behalf of Glamourous in connection with the Purchased Assets (the "Computer Systems Hardware");

(b)             Intellectual Property that is computer software (including, where applicable, documentation, source code and back-ups) owned or used by or on behalf of Glamourous in connection with the Purchased Assets, whether stored on or off-

site (the "Computer Systems Software");

(c)             machinery and equipment which incorporates or relies upon Computer Systems Hardware or Computer Systems Software (the "Computer Dependent Equipment");

(d)             permits, licences, approvals, consents, authorizations, registrations, certificates and franchises (including applicable expiry dates) relating to Computer Systems Hardware, Computer Systems Software and Computer Dependent Equipment; and

(e)             Contracts relating to Computer Systems Hardware, Computer Systems Software and Computer Dependent Equipment, including, all relevant maintenance, extended warranty, software escrow, network service, service bureau, outsourcing and on-line service agreements and arrangements (the "Computer Systems Contracts").

(f)              the original media for any Computer Systems Software purchased by Glamourous, together with proofs of purchase, are available to facilitate upgrades. All Computer Systems Hardware and Computer Dependent Equipment has been installed and operated at all times in accordance with applicable manufacturers' or suppliers' maintenance or warranty requirements.

5.19          Assets in Good Condition. All the physical Assets comprising the Purchased Assets are in good operating condition and in a state of good maintenance and repair having regard to the use to which the Assets are put and the age thereof. There are no facts or conditions affecting the Purchased Assets which could interfere in any respect with the use, occupancy or operation of the Purchased Assets as currently used, occupied or operated.

5.20          Inventory; Product Warranties and Claims.

(a)             Glamourous has no inventory, finished goods, work in process or raw materials.

(b)             Glamourous has not given any written or oral product warranty, express or implied, and no product warranty or product liability claim (or claim in the nature thereof) against Glamourous in respect of the products manufactured or sold in respect of the Purchased Assets has been made or, threatened, since Glamourous' incorporation, nor do facts or circumstances exist that could reasonably be expected to result in any such claim. Glamourous has not made a product warranty or liability claim (or claim in the nature thereof) against any supplier thereto in respect of the products manufactured or sold in respect of the Purchased Assets since Glamourous' incorporation.

5.21          Environmental Matters.

(a)             Glamourous has not emitted, discharged, deposited or released or caused or permitted to be emitted, discharged, deposited or released, any Hazardous Materials on, from, under or to any premises or area owned, leased or utilized by Glamourous, or in connection with the operation of the Purchased Assets, except in compliance with Applicable Laws;

(b)             There has been no exposure of any Person or property to Hazardous Materials generated by or in connection with the operation of the Purchased Assets by Glamourous that could reasonably be expected to form the basis for a claim for injuries, damages or compensation; and

(c)             Glamourous has not permitted any premises or area owned, leased or utilized by Glamourous to be used for the disposal of any Hazardous Material.

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5.22          Privacy Laws. Glamourous is in material compliance with all Applicable Laws in respect of:

(a) the collection, use and storage by Glamourous of Personal Information in the course of the Purchased Assets; and (b) the disclosure or transfer to third parties by Glamourous of Personal Information in the course of the Purchased Assets.

5.23          Books of Account. The books and records of Glamourous maintained in respect of the Purchased Assets accurately record all financial transactions in respect of the Purchased Assets.

5.24          Brokers' Fees. To be determined by the new Board of Directors after the Closing.

5.25          Bulk Sales Act. Glamourous shall, prior to closing, provide LDSN with an affidavit outlining all of Glamourous' secured and unsecured creditors, and shall take all actions, including filing such affidavit with such government department or court as is necessary to perfect such affidavit. Glamourous understand and agree that LDSN shall not be liable to any creditors of Glamourous, and shall not be held responsible or liable for any action by any Glamourous creditors who obtain a declaration that the sale of the Purchased Assets was invalid, or for any Glamourous creditors who attempt, or actually take possession of any of the Purchased Assets.

5.26          Material Facts Disclosed. Neither this Agreement, the Transaction Documents, nor any Schedule or Exhibit attached hereto furnished to LDSN by Glamourous contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF LDSN

LDSN represents and warrants to Glamourous and the Shareholders as follows and acknowledges that Glamourous and the Shareholders are relying upon the representations and warranties set forth below in connection with the sale of the Purchased Assets.

6.1            Incorporation and Authority. LDSN is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. LDSN has all requisite power and authority to own or lease and operate its properties and Assets and to carry on the provision of their services.

6.2            Power and Capacity.

(a)             LDSN has the corporate power, authority and capacity to execute and deliver this Agreement and the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents.

(b)             LDSN has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party.

(c)             This Agreement has been duly authorized, executed and delivered by LDSN and constitutes the valid and binding agreement of LDSN and is enforceable against LDSN in accordance with its terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other Applicable Laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

6.3            Conflicts; Consents. The execution and delivery by LDSN of this Agreement and the Transaction Documents does not, and the consummation of the transactions associated with this Agreement and the Transaction Documents does not and will not:

(a)             violate any provision of the Organizational Documents of LDSN;

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(b)             result in the creation of any Encumbrance upon the provision of any of LDSN's services, nor will it conflict with or result in a breach of, require a Consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any Person the right to terminate, accelerate or modify any obligation or benefit under, any Contract to which LDSN is a party;

(c)             result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any Applicable Law or order applicable to LDSN and the provision of any of LDSN's services; and

(d)            contravene any Applicable Law.

6.4            Solvency. LDSN is not now insolvent and will not be rendered insolvent by any of the transactions contemplated under this Agreement and the Transaction Documents. As used in this section, "insolvent" means that the sum of the Liabilities of LDSN, as applicable, exceeds the present fair saleable value of LDSN's. Immediately after giving effect to the consummation of the transactions contemplated under this Agreement and the Transaction Documents: (a) LDSN will be able to pay its Liabilities as they become due in the usual course of its business; (b) LDSN will not have unreasonably small capital with which to conduct its present or proposed business; and (c) LDSN will have Assets (calculated at fair market value) that exceed its Liabilities.

6.5            Authorized Capital. The authorized capital of the LDSN consists of 1,000,000,000 shares of common stock, of which 348,210,000 are issued and outstanding, and 20,000,000 shares of Series A Preferred Stock, of which none are issued and outstanding.

6.6            Valid Issuance of Securities. The LDSN Stock comprising the Purchase Price that are being issued to Glamourous hereunder when issued and delivered in accordance with the terms hereof for consideration in accordance with the terms hereof will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer in the Organizational Documents, and applicable securities laws and regulations.

6.7            Tax Matters. LDSN has timely filed all Tax Returns required under all Applicable Laws pertaining to Taxes and to which LDSN is subject. LDSN has timely paid all Taxes required by Applicable Laws to be paid, whether or not shown on any Tax Return. All such Tax Returns are accurate and complete. No examination or audit of any Tax Return of LDSN is in progress.

6.8            Undisclosed Liabilities. LDSN nor any of its subsidiaries has any Liability (and there is no basis for any present or future Proceeding against any of them giving rise to any Liability), except for (a) Liabilities set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (b) Liabilities that have arisen after the most recent fiscal month end in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

ARTICLE 7

CLOSING DELIVERIES AND CONDITIONS

7.1.           Closing Deliveries from Glamourous to LDSN. On or prior to the Closing Time, Glamourous will duly execute, if applicable, and deliver to LDSN:

(a)             Consents and Orders. Evidence that Glamourous has, at Glamourous' expense and without cost or other adverse consequence to LDSN, sent all notices, made all filings and obtained all Consents and Orders required to be sent, made and obtained by Glamourous in connection with the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder; provided, that, it shall not be a condition to Closing that Glamourous obtain any Consents with respect to any Assumed Contracts that qualify under Section 2.l (h).

(b)             Delivery of Agreements. On or prior to the Closing Time, the following agreements shall have been delivered to LDSN, in form and substance satisfactory to LDSN:

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(i)                    a certificate of status for Glamourous issued as of the Closing Date by the applicable Governmental Authority;

(ii)                   copies of resolution of the Glamourous Management, as applicable, authorizing and approving the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder;

(iii)                  such other bills of sale, assignments, deeds, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by LDSN, each in form and substance satisfactory to LDSN, dated the Closing Date and duly executed by Glamourous;

(iv)                  any other assurances, agreement, documents and instruments as may be reasonably requested by LDSN to effect the transactions contemplated by this Agreement and the Transaction Documents.

(c)             Discharge of Charges. Glamourous shall have delivered to LDSN evidence in form and substance satisfactory to LDSN, acting reasonably, that all Governmental Charges affecting the Purchased Assets have been discharged in full, other than any Governmental Charges which, pursuant to the terms of this Agreement, are not required to be discharged.

(d)             Delivery of Books and Records. Within five (5) days after the Closing Date, Glamourous shall have delivered to LDSN all books, records, lists of suppliers and customers and other documents, files and data relating to the Purchased Assets, all of which shall become the property of LDSN.

7.2.           Closing Deliveries from LDSN.

At the Closing, LDSN will duly execute, if applicable, and deliver to Glamourous:

(a)             copies of resolutions of LDSN's directors, managers, managing members or the shareholders, as the case may be, authorizing and approving the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder;

(b)             the executed counterpart signature page of LDSN to the Assignment Assumption Agreement and Consulting Agreement;

(c)             any other assurances, agreement, documents and instruments as may be reasonably requested by LDSN to effect the transactions contemplated by this Agreement and the Transaction Documents.

(d)             a stock certificate or certificates evidencing the Purchase Price;

(e)             copies of resolutions of LDSN's directors, managers, managing members or the shareholders, as the case may be, authorizing and approving the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder;

(f)              any other assurances, agreement, documents and instruments as may be reasonably requested by Glamourous or the Shareholders to effect the transactions contemplated by this Agreement and the Transaction Documents.

ARTICLE 8 INDEMNIFICATION AND BREACH OF WARRANTIES

8.1            Breach of Warranties and Indemnification by Glamourous. Subject to the limitations contained in this Agreement, Glamourous agrees to indemnify and hold LDSN, its directors, officers, employees and representatives (each, an "LDSN Indemnified Party" and collectively, the "LDSN Indemnified Parties") harmless from and after the Closing Time, against and in respect of any Losses resulting from:

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(a)             any Loss of any LDSN Indemnified Party or the Purchased Assets as a result of any breach of representation or warranty by Glamourous or any Glamourous Shareholder contained in this Agreement, the Glamourous Disclosure Schedule or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(b)             any Loss of any LDSN Indemnified Party or the Purchased Assets as a result of any breach or any non- fulfilment of any covenant or agreement on the part of Glamourous or any Glamourous Shareholder contained in this Agreement, the Glamourous Disclosure Schedule or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(c)             any Loss of any LDSN Indemnified Party or the Purchased Assets relating to any matter in regards to the Purchased Assets that occurred on or prior to the Closing Time that is not an Assumed Liability;

(d)             any Loss of any LDSN Indemnified Party or the Purchased Assets arising, directly or indirectly, from a Retained Liability paid by LDSN;

(e)             any warranty, damage or similar claim made against any LDSN Indemnified Party for or arising from defects in any goods, materials or workmanship, in each case provided by Glamourous on or prior to the Closing Time for which any LDSN Indemnified Party is or is alleged to be liable; and

(f)              any loss of LDSN related to any Glamourous creditor, which shall include, but not be limited to, any claim that the sale of the Purchased Assets was invalid due to any Bulk Sales Act provision; and

(g)             all claims, demands, costs and expenses, including reasonable legal expenses, in respect of the foregoing.

In the case of a breach or breaches of any Glamourous Warranty or Warranties listed in this Agreement, and in order to provide an opportunity for Glamourous to remedy a Breach, to limit the existence and/or the extent of the Damage, or to determine which steps must be taken to limit the Damage, LDSN shall:

a)              give notice of facts and/or circumstances that may give cause for filing a claim by virtue of this Agreement within a period of one month after those facts and/or circumstances have been discovered;

b)              provide Glamourous and its advisors with all relevant information relating to the potential

Breach;

c)              not accept or acknowledge any liability on account of any Claim which may give rise to a Claim against Glamourous without its prior written consent;

d)              enable Glamourous - if it so desires - to set up its own defense against any claims filed by third parties, which claims are based on the Breach.

LDSN hereby declares to be unaware of any Breach of Glamourous' Warranties as at the date of this Agreement.

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8.2            Indemnification by LDSN. Subject to the limitations contained in this Agreement, LDSN agrees to indemnify and hold Glamourous and its directors, officers, employees and representatives (each, a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") harmless from and after the Closing Time, against and in respect of any Losses resulting from:

(a)             any Loss of any Seller Indemnified Party as a result of any breach of representation or warranty by LDSN contained in this Agreement or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(b)             any Loss of any Seller Indemnified Party as a result of any breach or any non-fulfilment of any covenant or agreement on the part of LDSN contained in this Agreement or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(c)             any Loss of any Seller Indemnified Party arising, directly or indirectly, from an Assumed Liability;

(d)             any Loss of any LDSN Indemnified Party or the Purchased Assets relating to any matter in regards to the Purchased Assets that occurred after the Closing Time, provided, that such matter is not as a result of the actions of any Seller Indemnified Party prior to the Closing Time; and

(e)             all claims, demands, costs and expenses, including reasonable legal expenses, in respect of the foregoing.

8.3            Notice of Claim. If LDSN, LDSN or Glamourous wishes to make a Claim on their own behalf or on behalf of a LDSN Indemnified Party or Seller Indemnified Party, as applicable, such party shall promptly give notice to the other of the Claim. Notice of any Claim shall specify with reasonable particularity (to the extent that the information is available):

(a)             the factual basis for the Claim, and any provisions of the Agreement, or of any Applicable Laws, relied upon; and

(b)             the amount of the Claim or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Claim.

8.4            Procedure for Indemnification by LDSN Indemnified Parties.

(a)             Direct Claims. Following receipt of notice of a Direct Claim, either the Sellers, the Holders or LDSN, as applicable, (each an "Indemnifying Party") shall have 30 days to make such investigation of the Direct Claim as the Indemnifying Party considers necessary or desirable, as applicable. For the purpose of such investigation, either the applicable LDSN Indemnified Party or the applicable Seller Indemnified Party (each an "Indemnified Party") shall make available to the Indemnifying Party and its representatives the information relied upon by Indemnified Party to substantiate the Direct Claim. If Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30-day period (or any extension thereof agreed upon by the parties) as to the validity and amount of the Direct Claim, Indemnifying Party and Indemnified Party shall execute a settlement agreement and Indemnifying Party shall immediately pay to Indemnified Party the full agreed upon amount of the Direct Claim, and the terms of Section 7.1 shall apply in respect of such payment. If such parties do not agree within such period (or any mutually agreed upon extension thereof), the Indemnifying Party and Indemnified Party agree that the dispute shall be submitted to the dispute resolution procedures under Section 8.4.

(b)             Third Party Claims.

(i)                    With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defense of the Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of legal counsel, in which case legal counsel satisfactory to both the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party.

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(ii)                   If the Indemnifying Party, having elected to assume control as contemplated in Section 8.4(b)(i), thereafter fails to defend such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(iii)                   In the event that any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Laws to make a payment to any Third Party with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party.

(iv)                  Except in the circumstances contemplated by Section 8.4(b)(ii), whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably delayed or withheld).

(v)                   The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim.

(vi)                  The Parties shall cooperate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself/herself informed about and be prepared to discuss the Third Party Claim with his or her counterpart and with legal counsel at all reasonable times.

(vii)                 Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not settle any Third Party Claim without the consent of the Indemnified Party unless the settlement includes a complete release of the Indemnified Party with respect to the Third Party Claim and does not include any admission of guilt or fault on the part of the Indemnified Party.

8.5          Subrogation. In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to the terms of this Agreement, the Indemnifying Party shall, upon fulfillment of its obligations with respect to indemnification (including payment in full of all amounts due pursuant to its indemnification obligations) be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

8.6           Limitations on Indemnification. Notwithstanding anything to the contrary herein notwithstanding:

(a)             Limitations on Glamourous' Liability for Indemnification. Glamourous shall be required to indemnify any LDSN Indemnified Party for any Loss arising in respect of Claims for breaches or representations and warranties pursuant Section 7.1(a); provided, that, the aggregate indemnification Liability to be paid by Glamourous under Section 8.l(a) shall be $1,000.00 (the "Seller Cap"). Notwithstanding the foregoing, the Seller Cap shall not apply to, or otherwise reduce or limit a Claim for:

(i)                     for a breach of the representations and warranties contained in Sections 4.1 (Incorporation and Authority), 4.2 (Power and Capacity), 4.3 (Conflicts; Consents), 4.6 (Properties and Assets), 4.8 (Consents and Approvals), 4.9 (Licenses, Permits, Orders and Authorizations), 4.12 (Tax Matters), 4.13 (Litigation); 4.25 (Intellectual Property) and 4.30 (Environmental Matters);

(ii)                   for a breach of any of the Glamourous IP Assignment Agreements; or

(iii)                  any lawsuit or loss or action involving LDSN related to the lien on the Purchased Assets or any liabilities of Glamourous.

(iv)                  any Loss caused by fraud, gross negligence or willful misconduct of Glamourous or any Glamourous Shareholder.

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(b)             Limitations on LDSN's Liability for Indemnification. LDSN shall be required to indemnify any Seller Indemnified Party for any Loss arising in respect of Claims for breaches of representations and warranties pursuant to Section 7.2(a).

8.7            Exclusive Remedy. The rights of indemnity set forth in this Article 9 are the sole and exclusive remedy of each Party in respect of any misrepresentation, breach of warranty or breach of covenant by the other Party hereunder. Accordingly, each Party waives, from and after the Closing Time, any and all rights, remedies and claims that such Party may have against the other, whether at law, under any statute or in equity (including but not limited to claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claim for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by the Agreement or the Transaction Documents other than as expressly provided for in this Article 9 and other than those arising from fraud, gross negligence or willful misconduct. The Parties agree that if a Claim is made by one Party in accordance with Section 8.1 or 8.2, as the case may be, and there has been a refusal by the other Party to make payment or otherwise provide satisfaction in respect of such Claim, then a Proceeding in accordance with Section 8.4 is an appropriate means to seek a remedy for such refusal. This Article shall remain in full force and effect in all circumstances and shall not be terminated by a breach (fundamental, negligent or otherwise) by any part of its representations, warranties or covenants hereunder or under any documents delivered pursuant hereto or by any termination or rescission of this Agreement by any Party. Notwithstanding the foregoing, in the event of a breach of Article 9 or a breach by Glamourous of any Glamourous IP Assignment Agreement to which it is a party, the aggrieved party shall be entitled to seek immediate injunctive relief and for avoidance of doubt, the Seller Cap shall not apply in the event of a breach of Article 9 or any Glamourous IP Assignment Agreement to which it is a party.

8.8            Survival of Representations, Warranties and Covenants. To the extent that they have not been fully performed at or prior to the Closing Time, the representations and warranties, covenants and agreements contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall terminate at the expiration of 18 months following the Closing, except the representations and warranties contained in:

(a)             Sections 5.1 (Incorporation and Authority), 5.2 (Power and Capacity), 5.3 (Conflicts; Consents), 5.4 (Properties and Assets), 5.5 (Compliance with Laws), 5.6 (Consents and Approvals), 5.7 (Licenses, Permits, Orders and Authorizations), 5.11 (Litigation); 5.17 (Intellectual Property) and 5.21 (Environmental Matters);

(b)             Sections 6.1 (Incorporation and Authority), 6.2 (Power and Capacity) and 6.3 (Conflicts; Consents);

(c)             Section 5.10 (Tax Matters) in respect of any Taxes arising in or in respect of a period shall terminate on the date which is the day after the relevant Governmental Authority is no longer entitled to assess or reassess liability for Taxes (other than interest on any Tax owing) against Glamourous, as the case may be, for that period, having regard, without limitation, to any waivers given by Glamourous in respect of such period, except to the extent that any misrepresentation has been made or any fraud has been committed by Glamourous Group Holding in filing a Tax Return or in supplying information for the purposes of any Applicable Law imposing Tax on Glamourous; and

(d)             Section 6.7 (Tax Matters) in respect of any Taxes arising in or in respect of a period shall terminate on the date which is the day after the relevant Governmental Authority is no longer entitled to assess or reassess liability for Taxes (other than interest on any Tax owing) against the Shareholders, as the case may be, for that period, having regard, without limitation, to any waivers given by the Shareholders in respect of such period, except to the extent that any misrepresentation has been made or any fraud has been committed by the Shareholders in filing a Tax Return or in supplying information for the purposes of any Applicable Law imposing Tax on the Shareholders.

The period of time a representation, warranty, covenant or agreement survives the Closing pursuant to this Section 8.8 shall be the "Survival Period" with respect to such representation, warranty, claim or agreement. So long as a LDSN Indemnified Party or a Seller Indemnified Party, as applicable, gives notice of a Claim on or before the expiration of the applicable Survival Period, a LDSN Indemnified Party shall be entitled to pursue its rights to indemnification under Section 8.1 of the Agreement and a Seller Indemnified Party shall be entitled to pursue its rights to indemnification under Section 8.2 and 8.3 of the Agreement. In the event notice of any Claim under Sections 8.1, 8.2 and 8.3 the Agreement shall have been given within the applicable Survival Period and such Claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants or agreements that are the subject of such Claim shall survive the end of the Survival Period of such representations, warranties, covenants and agreements until such Claim is finally resolved, but such representations, warranties, covenants and agreements shall only survive with respect to such asserted Claim. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants or obligations.

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ARTICLE 9 CONFIDENTIALITY

9.1            Confidentiality. The Parties shall treat the terms of this Agreement and all information provided under or in connection with this Agreement (collectively, "Confidential Information") as confidential and may not either disclose Confidential Information or use it other than for bona fide purposes connected with this Agreement, the Purchased Assets or any other agreements or instruments in any way related to this Agreement without the prior written consent of the other Parties, provided, that, LDSN shall make all necessary regulatory filings with the Securities and Exchange Commission, including, but not limited to a Form 8-K, and consent is also not required for disclosure to:

(a)             an affiliate of a Party to this Agreement, directors, officers, shareholders or employees of a Party or an affiliate to a Party, as long as they in turn are required to treat the Confidential Information as confidential on terms substantially the same as those set out in this Section 9.1;

(b)             accountants, professional advisers and bankers and other lenders, whether current or prospective, as long as they are subject to statutory professional secrecy rules or similar legal concepts under Applicable Laws or, in turn are required to treat the Confidential Information as confidential on terms substantially the same as those set out in this Section 9.1;

(c)             any government, agency or regulatory authority having jurisdiction over a Party, to the extent legally required, and then only after, to the extent permitted by law, informing the other Parties thereof and, to the extent possible, with sufficient notice in advance to permit the other Parties to seek a protective order or other remedy;

(d)             any Person to the extent required by any Applicable Laws, judicial process or the rules and regulations of any recognized stock exchange and then only subject to prior consultation with the other Parties;

(e)             in the case of LDSN, any intended assignee of the rights and interests of a Party or to a Person intending to acquire an interest in a party to this Agreement (or acquiring LDSN or an affiliate of LDSN) as long as the intended assignee or acquirer in turn is required by that Party to treat the Confidential Information as confidential in favor of the other parties on tenns substantially restrictive as those set out in this Section 9.1; or

(f)              the extent that the Confidential Information is in or lawfully comes into the public domain other than by breach of this Section 9.1.

ARTICLE 10 MISCELLANEOUS

10.1         Expenses. Each Party shall pay its own expenses in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transactions, including all fees and expenses of investment bankers, financial advisors, legal counsel, and independent accountants.

10.2         Notices. Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by sending same by facsimile, email or by delivery by hand addressed to the Party to which the notice is to be given at the applicable address noted below. Any such notice, consent, waiver, direction or other communication, if sent by facsimile or email, shall be deemed to have been given and received at the time of receipt (if a Business Day or, if not, the next succeeding Business Day) unless actually received after 4:00 p.m. (local time) at the point of delivery in which case it shall be deemed to have been received on the next succeeding Business Day; or, if delivered by hand, shall be deemed to have been received on the day on which it is delivered (if a Business Day, if not, the next succeeding Business Day). Notice of change of address shall also be governed by this Section 9.2. In the event of general discontinuance of postal service due to strike, lock-out or otherwise, notices, consents, waivers, directions or other communications shall be given by facsimile or email or by delivery by hand and shall be deemed to have been received in accordance with this Section 9.2.

The address for each of the parties shall be as follows:

(a)     If to LDSN, addressed to:

17/F, 80 Gloucester Road

Wanchai, Hong Kong

(b)     If to Glamourous or the Shareholders, addressed to:

Lvl 18, 40 Bank Street Canary Wharf

London, United Kingdom, E14 5NR

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10.3         Press Releases and Public Announcements. No Party shall issue or otherwise disseminate any press release or other public notice related to this Agreement, the Transaction Documents or any of the transactions contemplated hereby without the prior written consent of the other Parties. Notwithstanding the foregoing, LDSN or LDSN shall be permitted to issue any press release or other public notice related to this Agreement, the Transaction Documents or any of the transactions contemplated hereby, without the consent of any other Party if such release is required by a Governmental Authority, a recognized securities exchange on which its securities are or may be listed or any Applicable Law.

10.4         Arbitration.

(a)             All disputes, controversies or claims arising out of, relating to, or in respect of this Agreement, including any issue regarding its existence, validity, enforceability, interpretation, breach or termination (each a "Dispute") shall be resolved in accordance with the terms of this Agreement.

(b)             Any Dispute that LDSN, the Shareholders or Glamourous are unable to amicably resolve or settle between themselves through negotiations between senior executives of the relevant Party within fifteen (15) Business Days (or such longer period as the applicable parties may agree to in writing) of a party being provided notice of such Dispute or difference in accordance with Section 10.2 of this Agreement (the "Consultation Period") shall be referred to and finally determined by final and binding arbitration. The arbitration shall be confidential and shall be settled in accordance with the terms of this Agreement (the "Arbitrator").

(c)             The arbitration shall be governed by the Rules of the Hong Kong International Arbitration Centre to the extent that such rules do not conflict with the terms of this Section 10.4.

(d)             The arbitration shall be seated in the Hong Kong Special Administrative Region, China and the arbitration agreement set forth in this Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The language of the arbitration shall be English.

(e)             Within thirty (30) days of the expiry of the Consultation Period, the disputing parties agree to jointly select the Arbitrator who shall be trained in the laws of California. The Arbitrator shall be impartial and independent of the Parties and shall be experienced and knowledgeable about the subject matter of the Dispute (generally and not as to the express facts concerning the Dispute). If the disputing Parties are unable to agree upon the Arbitrator, any such disputing Parties may apply to elect an Arbitrator in accordance with the provisions of the Rules of the Hong Kong International Arbitration Centre.

(f)              It is specifically acknowledged and agreed that any Dispute that cannot be resolved between the disputing Parties prior the expiry of the Consultation Period shall be submitted to arbitration irrespective of the magnitude thereof or the amount in question.

(g)             The Arbitrator shall have jurisdiction: (i) to apply all applicable statutes, regulations, common law and equity; and (ii) to make an award or awards in respect of interest and the payment of the costs of the arbitration (including arbitrators' fees and the legal costs of the Parties). The Arbitrator also may, where requested by a Party, determine the nature and extent of production of documents and oral depositions.

(h)            The award of the Arbitrator shall be reduced to writing and be final and binding on the disputing Parties. Any monetary award shall be made and payable, free of any taxes or other deduction, and shall bear interest from the date of any breach or other violation of this Agreement to the date on which the award is paid, at a rate determined by the Arbitrator.

(i)              Judgment upon the award(s) rendered by the Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and order of enforcement.

(j)              The Party against whom judgment is rendered shall bear all legal fees of the disputing Parties and all other costs incurred in connection with an arbitration proceeding, including the expenses of the Arbitrator.

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(k)             By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre- arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a legal court, the Arbitrator shall have full authority to grant provisional remedies, statutory remedies and to award damages for the failure of the disputing parties to respect the Arbitrator's orders to that effect.

(l)              Nothing in this Agreement shall restrict or prohibit a Party from commencing arbitration at any time, including prior the expiry of a Consultation Period, in order to protect its rights under this Agreement or in relation to a dispute or disagreement.

(m)            Except where reasonably prevented by the nature of the Dispute, LDSN, the Shareholders and Glamourous shall continue to perform their respective duties, obligations and responsibilities under this Agreement and the Transaction Documents while the Dispute is being resolved in accordance with this Section 9.4, unless and until such obligations are lawfully terminated or expire in accordance with the provisions thereof.

(n)             All dispute resolution and arbitration proceedings (including all related information, communications, documents, materials, and evidence) shall be strictly confidential, and each party shall have a fiduciary obligation to the other parties to protect, preserve and maintain the integrity of such confidentiality.

10.5         Assignments, Successors and No Third-Party Rights. Glamourous shall not assign any of its rights or obligations under this Agreement without the prior written consent of LDSN. LDSN may assign any of its rights, but not its obligations, under this Agreement without the consent of Glamourous to an affiliate of LDSN or to a purchaser of all of the Assets or outstanding securities of LDSN. If LDSN shall experience a change of control, or if it shall sell to a purchaser substantially all of its assets or greater than fifty-percent (50%) of its equity, such purchaser shall consent to all terms in this Agreement, specifically the issuance of the shares representing the Purchase Price. Subject to the preceding three sentences, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Except as expressly set forth in this Agreement, no Person other than the Parties hereto has any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.6          Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

10.7          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument, and will become voluntarily.

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The duly authorized representatives of each party executed this Exchange Agreement on the date set out in the preamble.

LUDUSON G INC. (LDSN)

By: _____________________

Name: ___________________

Title: ____________________

GLAMOUROUS GROUP HOLDING LIMITED (GLAMOUROUS)

By: _____________________

Name: ___________________

Title: ____________________

THE SHAREHOLDER

By: _____________________

Name: ___________________

Title: ____________________

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EXHIBIT A LIST OF 100 SUPPLIERS

•	Intentionally blanked out the List in relation to secrecy of the trade industry.

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EXHIBIT B LIST OF 100 CUSTOMERS

•	Intentionally blanked out the List in relation to secrecy of the trade industry.

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